                                                                    EXHIBIT 10.3

                            STOCK PURCHASE AGREEMENT
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     This Agreement is made as of this 11th day of April, 1997, by and between Indianapolis Museum of Art, Inc., an Indiana nonprofit corporation ("Indianapolis Museum"), and Central Newspapers, Inc., an Indiana corporation (the "Company").

                                    Recitals
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     A. The Estate of Enid Goodrich (the "Estate") is expected to distribute 621,300 shares of the Class A common stock of the Company (the "Shares") to the Indianapolis Museum on or before May 30, 1997.

     B. The Company desires to purchase from the Indianapolis Museum and the Indianapolis Museum desires to sell to the Company 207,100 Shares (the "Redeemed Shares").

     C. The Indianapolis Museum desires for the Company to assist the Indianapolis Museum and the Company desires to assist the Indianapolis Museum, in the sale and distribution of substantially all of the Indianapolis Museum 's remaining Shares (the "Secondary Offering Shares") in an underwritten public offering (the "Secondary Offering"), all as hereinafter more specifically provided herein.

                                   Agreement
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     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and subject to and upon the terms and conditions hereinafter set forth, it is hereby agreed as follows:

                                   Article I
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                          Purchase of Redeemed Shares
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     1.1. On or before May 30, 1997 (the "Closing Date"), the Indianapolis Museum will deliver to the Company, at the Company's offices in Indianapolis, Indiana, the certificate or certificates representing the Redeemed Shares, a stock power duly executed in blank and such other instruments as the Company shall deem necessary to transfer ownership of the Redeemed Shares to the Company. The Company will deliver to the Indianapolis Museum a certified or cashiers check or wire funds transfer in an amount equal to $10,251,450 (or $49.50 per Redeemed Share) plus interest at the per annum rate of 5.25% from the date hereof to, but not including, the Closing Date (the "Purchase Price").

     In the event that the 621,300 Shares are not legally distributable by the Estate on or before May 30, 1997, the Closing Date shall be extended to on or before June 30, 1997. If the Estate cannot legally distribute the 621,300 Shares on or before June 30, 1997, this

Agreement shall terminate and neither party shall have any obligation or liability to the other party hereto.

     1.2.  The Company represents and warrants as follows:

          (a) This Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Company will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Company is a party or by which the Company otherwise is bound; and

          (b) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Indianapolis Museum , the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Company, except for the underwriters selected for the Secondary Offering, which commissions and discounts (not to exceed 5%) are to be paid by the Indianapolis Museum with respect to the Shares sold by it; and

          (c) The Company's purchase of the Redeemed Shares pursuant to this Agreement is a permissible distribution within the limits of IC 23-1-28-3 and does not violate any provisions of the Company's articles of incorporation as amended.

                                   Article II
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                               Secondary Offering
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     2.1. The Company will use its best efforts to facilitate a Secondary Offering in which the Indianapolis Museum may sell the Secondary Offering Shares. The Secondary Offering will be managed by underwriters selected by the Company. The Indianapolis Museum will be responsible for its own legal and/or accounting fees incurred in connection with the Secondary Offering and for the underwriter's discounts and commissions incurred with respect to its Secondary Offering Shares. In addition, the Indianapolis Museum shall pay a pro rata share (based on the total number of shares sold in the Secondary Offering) of the NASD filing fees, printing costs, Securities and Exchange Commission filing fees, blue sky filing fees, blue sky legal fees, and all other fees and expenses associated with the Secondary Offering not specifically allocated to the Company herein ("Registration Expenses").

     2.2. The Company will be responsible solely for roadshow expenses, the Company's accounting and legal fees and any transfer agent and custodian fees (the "Company Expenses"). Except as set forth in Section 3.4 hereof, in the event that the Indianapolis Museum withdraws its Secondary Offering Shares from the Secondary Offering, or otherwise fails or refuses to consummate the Secondary Offering and the registration and sale of its

Secondary Offering Shares, the Indianapolis Museum shall be required to pay its pro rata share of the Registration Expenses and to reimburse the Company for the Indianapolis Museum 's pro rata share of the Company Expenses.

                                  Article III
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            Representations and Covenants of the Indianapolis Museum
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     3.1.  The Indianapolis Museum hereby represents and warrants as follows:

          (a) As of the Closing Date, the Indianapolis Museum will be the sole owner of the Redeemed Shares, and that each of the Redeemed Shares will be free and clear of liens, encumbrances, claims of others and transfer restrictions of any kind; and

          (b) The Indianapolis Museum has full power and authority to sell the Redeemed Shares to the Company in accordance with the provisions hereof; and

          (c) This Agreement is the valid and binding obligation of the Indianapolis Museum, enforceable in accordance with its terms, and the execution and performance of this Agreement by the Indianapolis Museum will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or other indenture to which the Indianapolis Museum is a party or by which the Indianapolis Museum otherwise is bound; and

          (d) No person, corporation or other entity has, nor as a result of the transactions contemplated hereby will have, any right, interest, or valid claim against the Indianapolis Museum, the Company or any other person, for any commission, fee or other compensation as a finder or broker or in any similar capacity arising out of any action taken by the Indianapolis Museum, except for the underwriters selected for the Secondary Offering, which commissions and discounts (not to exceed 5%) are to be paid by the Indianapolis Museum with respect to any Shares sold by it; and

          (e) The Indianapolis Museum has had access to all public information it desires concerning the Company and its subsidiaries and operations and to certain non-public information concerning the financial position and results of operation of the Company for the first quarter of 1997, and has had the opportunity to ask such questions of officers of the Company as the Indianapolis Museum has deemed necessary or appropriate in order to enable the Indianapolis Museum to determine whether to authorize the sale of the Redeemed Shares and Secondary Offering Shares on the terms herein specified. Further, the Indianapolis Museum has received certain non-public information concerning the Company pursuant to that certain Confidentiality Letter Agreement dated March 31, 1997, between the Company and the Indianapolis Museum (the "Confidentiality Agreement"). The Indianapolis Museum acknowledges that pursuant to the Confidentiality Agreement, any material non-public information received by the Indianapolis Museum for this transaction must be kept in confidence in compliance with applicable federal securities law, and the Indianapolis Museum must refrain from trading the Company's stock while in possession of such non-public information. The Indianapolis Museum has reviewed all information it deems material to making its decision to sell the Redeemed Shares and Secondary Offering Shares hereunder.

     3.2. In order to induce the Company to purchase the Redeemed Shares, the Indianapolis Museum hereby covenants and agrees not to trade, sell, transfer, encumber or otherwise dispose of any of its Shares, except for a sale pursuant to the Secondary Offering, for a period commencing on the date hereof and continuing for six (6) months following the date on which the Estate delivers Shares to the Indianapolis Museum; provided however, if the Shares are not legally distributable from the Estate to the Indianapolis Museum on or before June 30, 1997, the restrictions contained in this Section 3.2 shall nevertheless expire on December 31, 1997.

     3.3. The Company hereby undertakes to use its best efforts to facilitate the Secondary Offering, but the Indianapolis Museum understands and agrees that there is no assurance that the Secondary Offering can be successfully completed or at what price the Shares can be sold in the Secondary Offering. The Company shall have no liability to the Indianapolis Museum in such events.

     3.4. The Indianapolis Museum will cooperate with the Company to facilitate the Secondary Offering and shall execute an underwriting agreement and other documents with terms which are usual and customary for such agreements and reasonably necessary to facilitate the Secondary Offering. In the event that the market price of the Shares on the date of commencement of the roadshow is less than $48 per share, the Indianapolis Museum may withdraw from the Secondary Offering without reimbursing its pro rata share of the Company Expenses to the Company.

                                   Article IV
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                                    General
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     4.1. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior understandings and agreements concerning the subject matter hereof. This Agreement may only be modified or amended in writing.

     4.2. This Agreement shall be governed and construed in all respects under the laws of the State of Indiana.

     4.3. This Agreement may be executed in counterparts, each one of which shall constitute one and the same Agreement and each one of which shall be deemed an original.

                    [Rest of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              CENTRAL NEWSPAPERS, INC.


                                  /s/ Thomas K. MacGillivsay
                              By: ______________________________________
                                       Thomas K. MacGillivsay
                              Printed: _________________________________
                                     Chief Financial Officer
                              Title: ___________________________________

                              INDIANAPOLIS MUSEUM OF ART, INC.


                                  /s/ E. Kirk McKinney, Jr.
                              By: ______________________________________
                                       E. Kirk McKinney, Jr.
                              Printed: _________________________________
                                     Treasurer
                              Title: ___________________________________